Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent to the incorporation by reference in this Post-Effective Amendment No.1 on Form S-3 to the Registration Statement (No. 333-145759) on Form S-1 of our report dated March 19, 2009, relating to our audit of the financial statements of Polaris Acquisition Corp. as of December 31, 2008, for the year ended December 31, 2008 and for the cumulative period from June 18, 2007 (inception) to December 31, 2008, which is included in the Annual Report on Form 10-K for the year ended December 31, 2008 and the March 20, 2009 proxy statement supplement.  We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
New York, New York
March 30, 2009